Exhibit 99.1

    Alliance Laundry Holdings LLC Reports 2003 Sales and Earnings

    RIPON, Wis.--(BUSINESS WIRE)--March 9, 2004--Alliance Laundry Holdings LLC announced today results for the year ended December 31, 2003.
    Net revenues for the full year 2003 increased $12.4 million, or 4.9%, to $267.6 million compared to $255.2 million for the full year 2002. Net income for 2003 increased $14.6 million to $15.9 million as compared to $1.3 million for the same period in 2002. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(a) for 2003 was $53.1 million compared with EBITDA of $40.5 million for 2002.
    The overall net revenue increase for the year of $12.4 million was primarily attributable to higher commercial laundry revenue of $11.0 million and service parts revenue of $1.4 million. Net income for 2003 included $0.8 million of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina. Net income for 2002 included $10.9 million of transaction costs incurred in establishing a new asset backed facility for the sale of trade receivables and notes receivable, $3.4 million of expense related to an abandoned Canadian public offering, and a $2.0 million non-cash loss resulting from the write-off of certain unamortized debt issuance costs. The Company entered into an amended and restated credit agreement dated August 2, 2002, and as such wrote-off the unamortized debt issuance costs related to its prior senior credit facility of $2.0 million.
    In announcing the Company's results today, Chairman and CEO Thomas
F. L'Esperance said, "We are extremely pleased with our top line revenue growth of 4.9% for the twelve months ended December 31, 2003. Leading the way for the year was higher North American equipment revenue of $7.1 million and higher international equipment revenue of $4.7 million."
    "During the twelve months of 2004 we have paid down $26.2 million on long-term debt. We will continue to focus on debt pay down in 2004, with an emphasis on working capital management and strong top line performance to help offset the continued higher medical and material costs," said L'Esperance.
    Alliance Laundry Holdings LLC, headquartered in Ripon, Wisconsin, is a leading manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners worldwide. The Company offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under four well known brand names: Speed Queen, UniMac, Huebsch and Ajax.

    (a) Non-GAAP Financial Measures

    In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which is a non-GAAP measure. We believe that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA, adjusted for certain non-cash items and as defined in our Senior Credit Facility, is also used to determine our compliance with key financial covenants under our Senior Credit Facility, which among other things, impacts the amount of indebtedness we are permitted to incur. Our use of EBITDA, however, should not be considered an alternative to measures of operating performance as determined in accordance with GAAP, including net income as a measure of our operating results and cash flows as a measure of our liquidity. Other companies may define EBITDA differently. A reconciliation of EBITDA to net income is provided under the heading Selected Financial Data of this press release.

    Safe Harbor for Forward-Looking Statements

    With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including, without limitation, statements that include the words "continue" and "strong" or similar expressions and statements relating to growth or performance objectives. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of the Company's products abroad; market acceptance of new and enhanced versions of the Company's products; the impact of substantial leverage and debt service on the Company and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2003.

    Financial information for Alliance Laundry Holdings LLC appears on the next two pages, followed by management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2003 and 2002.

                    ALLIANCE LAUNDRY HOLDINGS LLC
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                     December 31,
                                                 ---------------------
                                                      2003       2002
                                                 ---------- ----------
                     Assets
Current assets:
 Cash                                               $7,937     $7,339
 Cash-restricted                                         -         99
 Accounts receivable (net of allowance for
  doubtful accounts of $257 and $207 at
  December 31, 2003 and 2002, respectively)          9,157      5,834
 Inventories, net                                   26,215     25,697
 Beneficial interests in securitized accounts
  receivable                                        16,789     19,864
 Prepaid expenses and other                            898        639
                                                 ---------- ----------
         Total current assets                       60,996     59,472

Notes receivable, net                                8,161     11,166
Property, plant and equipment, net                  34,035     39,096
Goodwill (net of accumulated amortization of
 $11,766 at December 31, 2003 and 2002)             55,414     55,414
Beneficial interests in securitized financial
 assets                                             22,676     21,483
Debt issuance costs, net                             7,636      9,654
Other assets                                         1,721      1,010
                                                 ---------- ----------
         Total assets                             $190,639   $197,295
                                                 ========== ==========

        Liabilities and Members' Deficit

Current liabilities:
 Current portion of long-term debt                 $11,270     $9,971
 Revolving credit facility                               -          -
 Accounts payable                                   11,279     13,797
 Other current liabilities                          20,428     21,638
                                                 ---------- ----------
         Total current liabilities                  42,977     45,406

Long-term debt:
 Senior credit facility                            145,975    173,266
 Senior subordinated notes                         110,000    110,000
 Junior subordinated note                           24,171     20,312
 Other long-term debt                                  783      1,028

Other long-term liabilities                          6,491      8,023
                                                 ---------- ----------
         Total liabilities                         330,397    358,035

Commitments and contingencies
Mandatorily redeemable preferred equity              6,000      6,000
Members' deficit                                  (145,758)  (166,740)
                                                 ---------- ----------
 Total liabilities and members' deficit           $190,639   $197,295
                                                 ========== ==========


                     ALLIANCE LAUNDRY HOLDINGS LLC
                   CONSOLIDATED STATEMENTS OF INCOME
                            (in thousands)


                                           Years Ended December 31,
                                         -----------------------------
                                             2003      2002      2001
                                         --------- --------- ---------

 Net revenues:
     Commercial laundry                  $230,663  $219,653  $219,273
     Service parts                         36,944    35,524    34,743
                                         --------- --------- ---------
                                          267,607   255,177   254,016
 Cost of sales                            188,979   179,047   188,982
                                         --------- --------- ---------
 Gross profit                              78,628    76,130    65,034
                                         --------- --------- ---------

 Selling, general and administrative
  expense                                  33,566    30,098    28,665
 Securitization and other costs                 -    10,920         -
                                         --------- --------- ---------
 Total operating expenses                  33,566    41,018    28,665
                                         --------- --------- ---------
        Operating income                   45,062    35,112    36,369

 Interest expense                          28,258    28,341    33,538
 Loss from early extinguishment of debt         -     2,004         -
 Abandoned Canadian public offering
  costs                                         -     3,409         -
 Other income (expense), net                 (830)       33       (67)
                                         --------- --------- ---------
        Income  before taxes               15,974     1,391     2,764
 Provision for income taxes                    55        56        34
        Net income before cumulative
         effect of accounting change       15,919     1,335     2,730
 Cumulative effect of change in
  accounting principle                          -         -     2,043
                                         --------- --------- ---------
        Net income                        $15,919    $1,335      $687
                                         ========= ========= =========


                     ALLIANCE LAUNDRY HOLDINGS LLC
                        SELECTED FINANCIAL DATA
                            (in thousands)

                                             Years Ended December 31,
                                           ---------------------------
                                               2003     2002     2001
                                            -------- -------- --------
Cash flow data:
Net cash provided by operating activities   $30,393  $22,775  $21,338
Net cash used in investing activities        (3,590)  (2,563)  (4,964)
Net cash provided by (used in) financing
 activities                                 (26,205) (18,532) (15,806)

Other data:
EBITDA(1)                                   $53,101  $40,518  $50,608
Capital expenditures                          3,600    2,652    5,152


Reconciliation: EBITDA
Net income (loss)(2)                        $15,919   $1,335     $687
Cumulative effect of change in accounting
 principle                                        -        -    2,043
Provision for income taxes                       55       56       34
                                            -------- -------- --------
Income (loss) before income taxes            15,974    1,391    2,764

Adjustments:
     Interest expense                        28,258   28,341   33,538
     Depreciation and amortization(3)        10,886   13,293   17,026
     Non-cash interest expense included in
      amortization above                     (2,017)  (2,507)  (2,720)
                                            -------- -------- --------
EBITDA(1)                                   $53,101  $40,518  $50,608
                                            ======== ======== ========



(1) "EBITDA", as presented, represents income before taxes plus depreciation, amortization and interest expense.

(2) Subsequent to the consummation of the Recapitalization, we are not a tax paying entity.

(3) Amortization expense for 2001 includes goodwill amortization of $2.0 million. In accordance with Financial Accounting Standards
    Board Statement of Financial Accounting Standards No. 142,
    "Goodwill and Other Intangible Assets," we discontinued amortization of the goodwill balance as of December 31, 2001.

    Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2003 and 2002

    OVERVIEW

    We believe we are the leading designer, manufacturer and marketer of stand-alone commercial laundry equipment in North America and that we are similarly a leader worldwide. Under the well-known brand names of Speed Queen(R), UniMac(R), Huebsch(R), and Ajax(R), we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. Our commercial products are sold to four distinct customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons and (iv) drycleaners.
    The financial statements as of and for the years ended December 31, 2003 and 2002 represent the consolidated financial position and results of operations of Alliance Laundry Holdings LLC, including its wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems, LLC and Alliance Laundry Corporation.
    This report should be read in conjunction with the audited financial statements presented in our Annual Report on Form 10-K (file no. 333-56857-02) filed with the Securities and Exchange Commission, effective March 8, 2004, which includes our audited financial statements as of and for the years ended December 31, 2003 and 2002.

    RESULTS OF OPERATIONS

    The following table provides our historical net revenues for the periods indicated:

                                          Years Ended December 31,
                                      --------------------------------
                                            2003       2002      2001
                                      ----------- ---------- ---------
                                            (dollars in millions)

Commercial laundry                        $230.7     $219.7    $219.3
Service parts                               36.9       35.5      34.7
                                      ----------- ---------- ---------
                                          $267.6     $255.2    $254.0
                                      =========== ========== =========

    The following table provides certain condensed historical financial data expressed as a percentage of net revenues for each of the periods indicated:

                                                      Years Ended
                                                       December 31,
                                                  --------------------
                                                   2003   2002   2001
                                                  ------ ------ ------

Net revenues                                      100.0% 100.0% 100.0%
Cost of sales                                      70.6%  70.2%  74.4%
Gross profit                                       29.4%  29.8%  25.6%
Selling, general and administrative expense        12.6%  11.7%  11.3%
Securitization and other costs                      0.0%   4.3%   0.0%
Operating income                                   16.8%  13.8%  14.3%
Net income before cumulative
    effect of accounting change                     5.9%   0.5%   1.1%

    Year Ended December 31, 2003 Compared to Year Ended December 31,
2002
    Net Revenues. Net revenues for the year ended December 31, 2003 increased $12.4 million, or 4.9%, to $267.6 million from $255.2 million for the year ended December 31, 2002. This increase was primarily attributable to higher commercial laundry revenue of $11.0 million and higher service parts revenue of $1.4 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $7.1 million, and international revenue of $4.7 million, which was partly offset by lower earnings from our off-balance sheet equipment financing program of $0.8 million. The increase in North American equipment revenue was primarily due to higher revenue from laundromats, and multi-housing laundries partially offset by lower revenue from drycleaners and on-premise laundries. Revenue from international customers was higher in Europe and Asia.
    Gross Profit. Gross profit for the year ended December 31, 2003 increased $2.5 million, or 3.3%, to $78.6 million from $76.1 million for the year ended December 31, 2002. This increase was primarily attributable to margins associated with the higher sales volume, a price increase and lower depreciation expense, which were partially offset by unfavorable exchange rates related to foreign purchases, unfavorable product mix related to sales to drycleaning customers and lower earnings from our off-balance sheet equipment financing program. Gross profit as a percentage of net revenues decreased to 29.4% for the year ended December 31, 2003 from 29.8% for the year ended December 31, 2002.
    Selling, General and Administrative Expense. Selling, general and administrative expenses for the year ended December 31, 2003 increased $3.5 million, or 11.5%, to $33.6 million from $30.1 million for the year ended December 31, 2002. The increase in selling, general and administrative expenses was primarily due to higher pension expense of $1.5 million, and higher sales and marketing expenses of $1.2 million. Selling, general and administrative expenses as a percentage of net revenues increased to 12.6% for the year ended December 31, 2003 from 11.7% for the year ended December 31, 2002.
    Securitization and Other Costs. Securitization and other costs for the year ended December 31, 2002 were $10.9 million. The 2002 costs were due to transaction fees associated with a new asset backed facility. Securitization and other costs as a percentage of net revenues were 4.3% for the year ended December 31, 2002.
    Operating Income. As a result of the aforementioned, operating income for the year ended December 31, 2003 increased $10.0 million, or 28.3%, to $45.1 million from $35.1 million for the year ended December 31, 2002. Operating income as a percentage of net revenues increased to 16.8% for the year ended December 31, 2003 from 13.8% for the year ended December 31, 2002.
    Interest Expense. Interest expense for the year ended December 31, 2003 of $28.3 million was unchanged as compared to interest expense for the year ended December 31, 2002. Lower cash interest expense resulting from a reduction in total debt outstanding was offset by higher cash interest expense related to the Junior Subordinated Note. Interest expense in 2003 includes an unfavorable non-cash adjustment of $1.4 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense in 2002 includes an unfavorable non-cash adjustment of $1.8 million to reflect changes in the fair values of a similar interest rate swap agreement.
    Other Income (Expense), Net. Other expense for the year ended December 31, 2003 was $0.8 million as compared to other income of less than $0.1 million for the year ended December 31, 2002. The 2003 other expense is comprised of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina and losses on the sale of fixed assets. The 2002 other income is comprised entirely of gains on the sale of fixed assets.
    Net Income. As a result of the aforementioned, net income for the year ended December 31, 2003 increased $14.6 million to $15.9 million as compared to $1.3 million for the year ended December 31, 2002. Net income as a percentage of net revenues increased to 5.9% for the year ended December 31, 2003 from 0.5% for the year ended December 31, 2002.

    Year Ended December 31, 2002 Compared to Year Ended December 31,
2001

    Net Revenues. Net revenues for the year ended December 31, 2002 increased $1.2 million, or 0.5%, to $255.2 million from $254.0 million for the year ended December 31, 2001. This increase was primarily attributable to higher commercial laundry revenue of $0.4 million and higher service parts revenue of $0.8 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $3.0 million, and higher earnings from our off-balance sheet equipment financing program of $0.6 million, which was partly offset by lower international revenue of $3.2 million. The increase in North American equipment revenue was primarily due to price increases of approximately $3.5 million and higher revenue from multi-housing laundries, and laundromats, partially offset by lower revenue from on-premise laundries. Revenue from international customers was lower due to the discontinuance of sales to a foreign customer under a private label contract and higher sales to the Mexican government in 2001 under a one-time contract.
    Gross Profit. Gross profit for the year ended December 31, 2002 increased $11.1 million, or 17.1%, to $76.1 million from $65.0 million for the year ended December 31, 2001. This increase was primarily attributable to the price increase and favorable manufacturing efficiencies, $1.5 million of lower depreciation expense, and $2.0 million of favorable impact in 2001 resulting from a change in accounting principle whereby goodwill is no longer amortized. Gross profit as a percentage of net revenues increased to 29.8% for the year ended December 31, 2002 from 25.6% for the year ended December 31, 2001.
    Selling, General and Administrative Expense. Selling, general and administrative expenses for the year ended December 31, 2002 increased $1.4 million, or 5.0%, to $30.1 million from $28.7 million for the year ended December 31, 2001. The increase in selling, general and administrative expenses was primarily due to higher pension expense of $1.4 million, higher independent development expenses of $0.9 million, higher compensation expenses of $0.9 million, and higher sales and marketing expenses of $0.3 million, partially offset by lower expenses related primarily to the relocation of Cincinnati, Ohio production lines to Marianna, Florida of $0.9 million and a lower loss on sales of qualified accounts receivable of $0.8 million. Selling, general and administrative expenses as a percentage of net revenues increased to 11.7% for the year ended December 31, 2002 from 11.3% for the year ended December 31, 2001.
    Securitization and Other Costs. Securitization and other costs for the year ended December 31, 2002 were $10.9 million. The 2002 costs were due to transaction fees associated with a new asset backed facility. Securitization and other costs as a percentage of net revenues were 4.3% for the year ended December 31, 2002.
    Operating Income. As a result of the aforementioned, operating income for the year ended December 31, 2002 decreased $1.3 million, or 3.5%, to $35.1 million from $36.4 million for the year ended December 31, 2001. Operating income as a percentage of net revenues decreased to 13.8% for the year ended December 31, 2002 from 14.3% for the year ended December 31, 2001.
    Interest Expense. Interest expense for the year ended December 31, 2002 decreased $5.2 million, or 15.5%, to $28.3 million from $33.5 million for the year ended December 31, 2001. Interest expense in 2002 includes an unfavorable non-cash adjustment of $1.8 million related to interest rate swap agreements entered into in 2002. Interest expense in 2001 included an unfavorable non-cash adjustment of $0.9 million related to these agreements. Interest expense was also lower in 2002 as a result of lower interest rates and a reduction in total debt outstanding of $22.0 million, or 6.5% since December of 2000.
    Loss from Early Extinguishment of Debt. Loss from early extinguishment of debt for the year ended December 31, 2002 was $2.0 million. We entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, we recorded a loss on early extinguishment of debt of $2.0 million at that time, to write-off unamortized debt issuance costs related to our prior term loan and revolving credit facilities.
    Abandoned Canadian Public Offering. Abandoned Canadian public offering expense for the year ended December 31, 2002 was $3.4 million of costs incurred while pursuing an initial public offering through a Canadian Income Trust. Due to market conditions, we determined that such a public offering was not advantageous to Alliance at that time.
    Other Income (Expense), Net. Other income for the year ended December 31, 2002 was less than $0.1 million as compared to other expense of $0.1 million for the year ended December 31, 2001. The 2002 other income is comprised entirely of gains on the sale of fixed assets. The 2001 other expense is comprised entirely of losses on the sale of fixed assets.
    Net Income Before Cumulative Effect of Accounting Change. As a result of the foregoing, net income before cumulative effect of accounting change for the year ended December 31, 2002 decreased $1.4 million to a net income before cumulative effect of accounting change of $1.3 million as compared to $2.7 million for the year ended December 31, 2001. Net income before cumulative effect of accounting change as a percentage of net revenues decreased to 0.5% for the year ended December 31, 2002 from 1.1% for the year ended December 31, 2001.
    Cumulative Effect of Accounting Change. Effective April 1, 2001, we adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets." In accordance with the impairment provisions of EITF 99-20, upon adoption we recognized a $2.0 million non-cash write-down of our retained interests in our securitization transactions.
    Net Income. As a result of the aforementioned, net income for the year ended December 31, 2002 increased $0.6 million to $1.3 million as compared to $0.7 million for the year ended December 31, 2001. Net income as a percentage of net revenues increased to 0.5% for the year ended December 31, 2002 from 0.3% for the year ended December 31, 2001.

    CONTACT: Alliance Laundry Holdings LLC
             Bruce P. Rounds, CFO, 920-748-1634